INTERDIGITAL ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER 2016

License Payment, Continued Expense Management Drive $191 Million in Operating Cash Flow

WILMINGTON, DEL. - August 2, 2016 - InterDigital, Inc. (NASDAQ:IDCC), a mobile technology research and development company, today announced results for the second quarter ended June 30, 2016.
Second Quarter 2016 Financial Highlights

•	Second quarter 2016 total revenue was $75.9 million, compared to $118.6 million in second quarter 2015. Second quarter 2015 included $27.3 million of past patent royalties.

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Second quarter 2016 recurring revenue was $74.6 million, consisting of current patent royalties and current technology solutions revenue, compared to $91.2 million in second quarter 2015. This decrease in recurring revenue was primarily attributable to seasonality in shipments by certain of our licensees.

•
Second quarter 2016 operating expenses were $52.8 million, compared to $60.0 million in second quarter 2015. Intellectual property enforcement expenses were $5.1 million, a 47% decrease compared to $9.7 million in second quarter 2015.

•	The company recognized a $23.1 million discrete net tax benefit in second quarter 2016, related to refund claims for prior year domestic production activities deductions.

•	Net income[1] was $40.0 million, or $1.14 per diluted share, compared to $32.6 million, or $0.89 per diluted share, in second quarter 2015.

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In second quarter 2016, the company had cash flow from operating activities of $191.4 million and free cash flow[2] of $182.5 million, compared to $25.3 million and $17.0 million, respectively, in second quarter 2015. These increases are primarily attributable to cash collected under an arbitration award and related patent license agreement. The amounts collected have been included in deferred revenue, as all criteria for revenue recognition have not yet been met. The company will recognize the related revenue from these payments, including both a recurring and past sales component, in the period in which it believes the revenue to be fixed or determinable. The company currently expects to reach that conclusion, and recognize the related revenue, in third quarter 2016.

•	Ending cash and short-term investments totaled $813.9 million.
“The company delivered another very solid quarter,” commented William J. Merritt, President and CEO. “While recurring revenue declined from first quarter, that decline was driven by expected seasonality in phone sales and has no impact on our confidence in our ability to drive the annual royalty platform for our core terminal unit licensing business to between $500 and $600 million. We also continued our strong work around expenses this quarter, taking some significant steps to lower our tax burden and drive higher profitability. Lastly, our engineers and scientists continued to drive substantial new innovation at the company, including making numerous contributions into the developing 5G standard. InterDigital was among the leaders in driving 3G and 4G innovation and we are working to drive a similar position for the company in 5G, where the opportunity to innovate is substantial and the technology needs are right in our wheelhouse.”
Additional Financial Highlights for Second Quarter 2016

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The decrease in operating expenses of $7.1 million was primarily attributable to a $4.5 million decrease in intellectual property enforcement and non-patent litigation. Additionally, consulting services, commercial initiatives and personnel-related costs collectively decreased $5.7 million. These decreases were partially offset by a $2.9 million increase in performance-based compensation and depreciation and amortization.

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During second quarter 2016, the company repurchased 0.3 million shares of common stock for $18.6 million. From July 1, 2016 through July 29, 2016, the company repurchased an additional 0.1 million shares at a cost of $5.7 million, bringing the total number of shares repurchased under the company's current $400 million stock repurchase program to 6.7 million shares at a cost of $313.7 million.

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The company's second quarter 2016 effective tax rate was a benefit of approximately 74.4% as compared to a provision of 37.1% during second quarter 2015. The change in our effective tax rate was primarily attributable to the discrete impact of the refund claims discussed above, as well as the ongoing benefit from current year domestic production activities deductions.

Conference Call Information
InterDigital will host a conference call on Tuesday, August 2, 2016 at 10:00 a.m. Eastern Time to discuss its second quarter 2016 financial performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the live webcast on the Investors page. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call 888-768-6569 within the U.S. or +1 785-830-7992 from outside the U.S. Please call by 9:50 a.m. ET on August 2 and give the operator Conference ID number 4484566.
An Internet replay of the conference call will be available on InterDigital's website in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET August 2 through 1:00 p.m. ET August 7. To access the recorded replay, call 888-203-1112 or +1 719-457-0820 and use the replay code 4484566.
About InterDigital®
InterDigital develops mobile technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, (i) our expectation that we will reach a conclusion in third quarter 2016 with respect to the revenue recognition treatment of the payments collected under an arbitration award and related patent license agreement in second quarter 2016 and (ii) our goal to drive the annual royalty platform for our core terminal unit licensing business to between $500 and $600 million. Words such as "believe," "anticipate," "estimate," "expect," "project," "intend," "plan," "forecast," "goal," and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties.  Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital's roadmap; (v) our ability to commercialize the company's technologies and enter into customer agreements; (vi) the failure of the markets for the company's current or new technologies to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company's technologies; (viii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, delays in the timely receipt and final reviews of quarterly royalty reports from our licensees, delays in payments from our licensees and related matters; (ix) the resolution of current legal or regulatory proceedings, including any awards or judgments relating to such proceedings, additional legal or regulatory proceedings, changes in the schedules or costs associated with legal or regulatory proceedings or adverse rulings in such legal or regulatory proceedings; (x) changes or inaccuracies in market projections; (xii) the timing and outcome of the accounting conclusions with respect to the payments collected under an arbitration award and related patent license agreement in second quarter 2016; and (xi) changes in the company's business strategy.
We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.
Footnotes
1    Throughout this press release, net income (loss) and diluted earnings per share ("EPS") are attributable to InterDigital, Inc. (e.g., after adjustments for noncontrolling interests), unless otherwise stated.
2    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A detailed reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
REVENUES:
Per-unit royalty revenue	$44,525	$55,989	$118,214	$131,572
Fixed fee amortized royalty revenue	29,098	33,373	58,196	66,746
Current patent royalties	73,623	89,362	176,410	198,318
Past patent royalties	1,277	27,260	5,444	27,277
Total patent licensing royalties	74,900	116,622	181,854	225,595
Current technology solutions revenue	1,015	1,845	1,825	3,250
Past technology solutions revenue	—	84	—	84
	$75,915	$118,551	$183,679	$228,929

OPERATING EXPENSES:
Patent administration and licensing	28,285	31,212	55,452	62,837
Development	14,609	18,326	34,878	36,317
Selling, general and administrative	9,938	10,435	21,910	19,953
	52,832	59,973	112,240	119,107

Income from operations	23,083	58,578	71,439	109,822

OTHER EXPENSE (NET)	(706)	(7,746)	(7,843)	(12,982)
Income before income taxes	22,377	50,832	63,596	96,840
INCOME TAX BENEFIT (PROVISION)	16,652	(18,877)	2,584	(36,553)
NET INCOME	$39,029	$31,955	$66,180	$60,287
Net loss attributable to noncontrolling interest	(965)	(647)	(1,885)	(1,380)
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$39,994	$32,602	$68,065	$61,667
NET INCOME PER COMMON SHARE — BASIC	$1.16	$0.91	$1.96	$1.69
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	34,499	36,022	34,772	36,486
NET INCOME PER COMMON SHARE — DILUTED	$1.14	$0.89	$1.94	$1.67
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	34,945	36,442	35,161	36,883
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.20	$0.20	$0.40	$0.40

SUMMARY CONSOLIDATED CASH FLOWS
(dollars in thousands)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Income before income taxes	$22,377	$50,832	$63,596	$96,840
Taxes paid	(37,862)	(24,050)	(52,285)	(36,764)
Non-cash expenses	20,096	20,763	45,481	39,022
Increase in deferred revenue	201,730	18,273	282,170	90,776
Deferred revenue recognized	(34,829)	(41,865)	(69,423)	(86,022)
Increase (decrease) in operating working capital, deferred charges and other	19,922	1,342	(61,872)	(76,786)
Capital spending and capitalized patent costs	(8,978)	(8,255)	(18,634)	(17,520)
FREE CASH FLOW	182,456	17,040	189,033	9,546

Tax benefit from share-based compensation	—	624	—	2,163
Payments on long-term debt	—	—	(230,000)	—
Acquisition of patents	—	—	(4,500)	(20,000)
Long term investments	(2,000)	—	(2,000)	—
Proceeds from noncontrolling interests	—	1,276	—	2,551
Dividends paid	(6,923)	(7,232)	(13,991)	(14,665)
Share repurchases	(18,596)	(19,841)	(58,995)	(70,572)
Proceeds from other financing activities	—	4,500	—	4,500
Proceeds from issuance of senior convertible notes	—	—	—	316,000
Purchase of convertible bond hedge	—	—	—	(59,376)
Proceeds from issuance of warrants	—	—	—	42,881
Payment of debt issuance costs	—	—	—	(9,403)
Net proceeds from exercise of stock options	228	26	228	26
Unrealized gain on short-term investments	39	21	415	16
NET (DECREASE) INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$155,204	$(3,586)	$(119,810)	$203,667

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	JUNE 30, 2016	DECEMBER 31, 2015
ASSETS
Cash & short-term investments	$813,898	$933,708
Accounts receivable	104,181	53,868
Other current assets	48,402	23,391
Property & equipment and patents (net)	286,434	289,727
Other long-term assets (net)	216,796	173,791
TOTAL ASSETS	$1,469,711	$1,474,485

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$—	$227,174
Accounts payable, accrued liabilities, taxes payable & dividends payable	62,035	66,570
Current deferred revenue, including customer advances	309,340	106,229
Long-term deferred revenue	298,675	289,039
Long-term debt & other long-term liabilities	276,503	263,578
TOTAL LIABILITIES	946,553	952,590
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	513,667	510,519
Noncontrolling interest	9,491	11,376
TOTAL EQUITY	523,158	521,895
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,469,711	$1,474,485

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Net cash provided by operating activities	$191,434	$25,295	$207,667	$27,066
Purchases of property, equipment, & technology licenses	(672)	(491)	(2,266)	(1,329)
Capitalized patent costs	(8,306)	(7,764)	(16,368)	(16,191)
Free cash flow	$182,456	$17,040	$189,033	$9,546

CONTACT:	InterDigital, Inc.:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (858) 210-4814